Annual Statement of Compliance

VIA: EMAIL

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 11th Floor
New York, New York 10013

Re: Pooling and Servicing Agreement (the "Agreement") dated as of June 1, 2006 among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as trustee, relating to Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C4

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as trustee (the “Trustee”) hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President